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        EXHIBIT 10.8- EMPLOYMENT AGREEMENT RELATING TO CHANGE OF CONTROL

                              EMPLOYMENT AGREEMENT
                          RELATING TO CHANGE OF CONTROL

         EMPLOYMENT AGREEMENT (the "Agreement") by and between TechTeam Global, Inc., a Delaware corporation (the "Company") and ______________________ (the "Executive") dated as of the _____ day of ______________.

         The Board of Directors of the Company (the `Company Board") has determined that it is in the best interests of the Company and its shareholders to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or potential Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any potential or pending Change of Control, and to provide the Executive with a severance package if the Executive is terminated after a Change of Control. Therefore, in order to accomplish these objectives, the Company Board has caused the Company to enter into this Agreement.

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1.       Certain Definitions.

                  (a) The "Effective Date" shall mean the date on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or in anticipation of the Change of Control, then for all purposes of this Agreement, the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

                  (b)      "Change of Control" of the Company shall mean:

                  (i) The sale of all then outstanding shares of common stock of the Company or 51% of the then outstanding voting securities of the Company entitled to vote generally in the election of the directors (the Outstanding Company Voting Securities"); or

                  (ii) The consummation of the sale or other disposition of all or substantially all of the assets or operations of the Company.

         3. Employment Period. The "Employment Period" shall be the period commencing on the Effective Date and ending on the anniversary of such date.

         4.       Terms of Employment.

                  (a) Position and Duties. During the Employment Period, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.

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                  (b)      Compensation. During the Employment Period, the
Executive shall receive an annual base salary ("Annual Base Salary") at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company in the twelve-month period immediately preceding the month in which the Effective Date occurs. Executive shall be eligible to participate in any bonus program in force at the time of the Change of Control, or otherwise adopted by the Company. Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company. Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs).

         5.       Termination of Employment.

                  (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period or Disability that continues for 30 days after the Company provides Executive of notice of its determination of Disability. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

                  (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) violations by the Executive of the Executive's obligations under Section 4(a) (other than as a result of incapacity due to physical or mental illness) which are demonstrably, willful and deliberate on the Executive's part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations or (ii) the conviction of the Executive of a felony involving moral turpitude.

                  (c) The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                           (i)      the assignment to the Executive of any
duties inconsistent in any respect with the Executive's position, authority, duties or responsibilities prior to the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities that a reasonable person holding a similar position would find untenable, and the continuance of such assignment of duties or other such action for a period of six (6) months;

                           (ii)     the Company's requiring the Executive to be
based at any office or location other than in Southeastern Michigan, except for any short-term assignment where the Company pays all travel or temporary relocation costs incurred by the Executive;

                           (iii)    any failure by the Company to comply with
and satisfy Section 10(c), or any failure by any successor to assume and offer to perform this Agreement in accordance with Section 10(c) provided that such successor has received at least ten days prior written notice from the company or the Executive of the requirements of Section 10(c).

                  (d) Notice of Termination. Any termination by the Company for Cause, or by the

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Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, and (ii) to the extent practicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The Company and the Executive are not precluded from asserting any other fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

         6.       Obligations of the Company upon Termination.

                  (a) Good Reason: Other than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, Death or Disability or the Executive shall terminate employment for Good Reason the Company shall;

                           (i)      pay to the Executive in a lump sum in cash
within 30 days after the Date of Termination the aggregate of the following amounts:

                                    A.       the sum of (1) the Executive's
Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (2) the product of (x) the Annual Bonus as if earned at the target level and (y) a fraction, the numerator of which is the number of days from beginning of the calendar year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, and (3) any accrued vacation pay, in which case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations");

                                    B.       the amount (such amount shall be
hereinafter referred to as the "Severance Amount") equal to the Executive's Annual Base Salary; and

                           (ii)     provide the Executive with executive
outplacement services for a period of up to twelve (12) months through a recognized outplacement provider that is agreed to by the Company and the Executive;

                           (iii)    continue benefits to the Executive and/or
the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies of the company as if the Executive's employment had not been terminated for a period of twelve (12) months; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as "Welfare Benefit Continuation"). Any benefits received by the Executive pursuant to this Section 6(a)(iii) shall not reduce the period of time the Executive is entitled to receive COBRA continuation health coverage as a result of the Executive's termination of employment.

                           (iv)     immediately upon termination vest any
options, restricted stock, or

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performance stock granted to Executive, pursuant to the Company's 1990
Nonqualified Stock Option Plan (the "Plan") or any Plan which succeeds the Plan, and the Executive will have thirty (30) days in the next open window under the Company's Insider Trading Policy to exercise these options.

                           (v)      pay to the Executive the proceeds of the
Executive Savings Plan, including all accumulated interest and dividends.

                  (b) Death, Retirement or Disability. If the Executive's employment is terminated by reason of the Executive's death, retirement or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives or the Executive, as the case may be, under this Agreement.

                  (c) Cause, Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Employment Period or if the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid.

         7. Limitation on Payment. In the event that the Executive is a "disqualified individual" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended ("the Code"), the parties expressly agree that the payments described in Paragraph 6 of this Agreement and all other payments to the Executive under any other agreements or arrangements with any persons that constitute "parachute payments" within the meaning of Section 280G of the Code are collectively subject to an overall maximum limit. The maximum limit shall be One Dollar ($1.00) less than the aggregate amount that would otherwise cause any such payments to be considered a "parachute payment" within the meaning of Section 280G of the Code, as determined by the Corporation. Accordingly, to the extent that the payments would be considered a "parachute payment" with respect to the Executive, then the portions of such payments shall be reduced or eliminated in the following order until the remaining payments with respect to the Executive are within the maximum described in this Paragraph 7.

                  (a)      First, any cash payment to the Executive;

                  (b) Second, any "parachute payments" not described in this Agreement; and

                  (c) Third, any forgiveness of indebtedness of the Executive to the Corporation.

                  The Executive expressly and irrevocably waives any and all rights to receive any "parachute payments" that exceed the maximum limit described in this Paragraph 7.

         8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its respective businesses, which has been obtained by the Executive during the Executive's employment by the Company which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         9.       Non-Competition Covenant.

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                  (a)      In consideration for entry into this Agreement,
Executive covenants and agrees that he/she shall not, either directly or indirectly, for his/her own account or as agent, servant or employee, or as a shareholder of any corporation, or as a member of any firm engage or attempt to engage in the production, development, sale, distribution, solicitation or promotion of the sale or distribution of the Services (as herein defined) for one (1) year after the Date of Termination (hereinafter referred to as "the Restriction Period"), in any areas within a fifty (50) mile radius of any of the Company's offices ("the Restricted Area"). Executive further covenants and agrees that he/she will not directly or indirectly solicit or call on any customer (as hereinafter defined) with respect to the Services during the Restriction Period. The Executive will not assist any member of his family, including his spouse, parents, brothers, sisters, children, aunts, uncles or cousins, in any business venture which engages in the production, development, sale or distribution of the Services or which calls on any Customer with respect to the Services. However, the Executive may at any time own, as an inactive investor, or acquire securities of any competitor corporation listed on a national securities exchange or the over-the-counter market, so long as his/her holdings in any one such corporation shall not constitute more than 5% of the voting stock or 5% of the outstanding capital stock of such corporation.

                  (b) Executive further covenants and agrees that he/she shall not, either directly or indirectly for his/her own account or as an agent, servant or employee, or as a shareholder of any corporation, or member of any firm, solicit or call on any Customer with respect to the Services during the Restriction Period.

                  (c) Executive further covenants and agrees that he/she shall not, either directly or indirectly, for his/her own account or either as an agent, servant or employee, or as a shareholder of any corporation or member of any firm, engage, hire, employ or solicit the employment of any employee of, or independent contractor working for, the Company, or any of its subsidiaries or affiliates, if any, during the Restriction Period.

                  (d) As used in this Section 10, the term "Services" shall mean the goods, merchandise, products, data processing services, financing business, training services, contract services, direct placement business, and other services of the Company or its successors or assigns (or any goods, products or services similar thereto), sold distributed, or rendered by the Company or its subsidiaries or affiliates at the time the Executive's employment ceased or during any period six (6) months prior thereto.

                  (e) As used in this Section 10, the term "Customer" shall mean all persons, firms or corporations for whom the Company or its subsidiaries or affiliates performed services or to whom the Company or its subsidiaries or affiliates sold its Services at the time the Executive's employment ceased or during any period six (6) months prior thereto, notwithstanding the fact that some or all of such persons, firms or corporations may have been induced to give their patronage or business to the Company or its subsidiaries or affiliates by the solicitation of the Executive or due to Executive's employment by the Company. The Executive will not violate this provision if he/she is selling products or services other than Services to a Customer.

                  (f) If any of the restrictions set forth above should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

                  (g) The Executive recognizes that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company, and that in the event that any such territorial or time limitation is found to be unreasonable by a court of competent jurisdiction, then the Executive agrees and submits to the reduction of either said territorial or time limitation to such an area or period as the court shall find reasonable.

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                  (h)      In the event that the Executive shall be in violation
of the aforementioned restrictive covenants, then the time limitation thereof in respect of the Executive shall be extended for a period of time equal to the period of time during which such breach or breaches should occur; and, in the event the Company should be required to seek relief from such breach in any court, board of arbitration or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

         10.      Successors and Assigns.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         11.      Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles or conflict of laws. All litigation related to this Agreement shall be brought in a court located in the State of Michigan, and each party, for the purposes of such litigation, hereby submits to the exclusive jurisdiction and venue of that court. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

or at the most current address of record designated in the Executive's personnel file.

         If to the Company:

                  Chief Executive Officer
                  TechTeam Global, Inc.
                  27345 West 11 Mile Road
                  Southfield, Michigan 48034-2231

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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                  (c)      The invalidity or unenforceability of any provision
of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(iii), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, the Executive's employment with the Company terminates, then the Executive shall have no further rights under this Agreement. The Executive further acknowledges that this Agreement does not give the Executive any additional right to participate in any plan, program, etc. The Executive and the Company agree that this Agreement supercedes any separation policy of the Company.

                  (g) This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. Any prior understandings, representations, promises, undertakings, agreements or inducements, whether written or oral, concerning the subject matter hereof not contained herein shall have no force and effect.

                  (h) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. An agreement to amend this Agreement can be entered into on behalf of the Company only by the President of the Company after approval of the Company Board.

         IN WITNESS WHEREOF, the Company has by its appropriate officer executed this Agreement and Executive has executed this Agreement.

                                                   TECHTEAM GLOBAL, INC.

                                             By: ____________________________

                                                Chief Executive Officer

                                                EXECUTIVE

                                             By: ____________________________

      EXHIBIT 10.14- TECHTEAM GLOBAL, INC. EXECUTIVE ANNUAL INCENTIVE PLAN

                         TECHTEAM GLOBAL, INC. EXECUTIVE
                              ANNUAL INCENTIVE PLAN

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